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NEWS RELEASE

                                                                       CONTACTS:
                                                                             AMD
                                                                  John Greenagel
                                                            AMD Public Relations
                                                                  (408) 749-3310
                                                  E-mail: john.greenagel@amd.com


                                                            Exhibit 99.1


                    AMD BOARD AUTHORIZES $300 MILLION STOCK
                              REPURCHASE PROGRAM


     SUNNYVALE, CA--January 29, 2001-AMD announced today the Board of Directors has authorized a program to repurchase up to $300 million worth of shares over a period of time to be determined by management. The stock repurchase plan reflects the belief by AMD's Board of Directors and management that AMD's stock is undervalued in the marketplace and represents a sound investment at its recent trading prices.

     "AMD's Board of Directors and management are confident in AMD's ability to achieve long-term growth, and have designed this repurchase program to assist in offsetting dilution from stock issuances under our employee equity incentive plans," said W.J. Sanders III, chairman and chief executive officer.

     These repurchases will be made in the open market or in privately negotiated transactions from time to time in compliance with the SEC's Rule 1b-18, subject to market conditions, applicable legal requirements and other factors. This plan does not obligate AMD to acquire any particular amount of common stock and the plan may be suspended at any time at the Company's discretion.
                                 -more-
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About AMD

     AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD produces microprocessors, flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $4.6 billion in 2000. (NYSE: AMD).

Cautionary Statement

     This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as "plans," "expects," "believes," "anticipates" or "intends." Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. Forward looking statements in this release include the risk that the company will not achieve its plans for growth. We urge investors to review in detail the risks and uncertainties in the Company's filings with the United States Securities Exchange Commission.

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Devices, Inc.